CO-DEVELOPMENT AGREEMENT

Waste-to-Energy Projects in Gujarat

THIS AGREEMENT is entered into as of this 17th day of October 2016 by and between: The Hoskinson Group LLC, a Florida Limited Liability Company (collectively "HOSKINSON"), and Alcoa Green Technologies, Inc., a California Corporation and Aloca Green Tech India Private Ltdm a company incorporated under Indian Company Act, 2013, and its affiliates (collectively "CO-DEVELOPER").

WHEREAS

A. HOSKINSON is the design/supplier/holder of Intellectual Property of the Waste To Energy ("WtE") technology contemplated as the solution to divert Municipal Solid Waste ("MSW") into a renewable energy base load power plant.

B. CO-DEVELOPER is in the business of Project Financing and/or Project Development.

C. The scope of the Gujarat Waste-to-Energy Projects contemplated among the Parties is as follows: Production of electricity for sale to the national grid or an alternative high credit quality offtaker fueled by a waste stream estimated for 3 projects of 650 tons each per day of municipal solid waste (MSW) and/or regulated medical waste (RMW). **The estimated Capital Expenditure (CAPEX) per Facility will be in the range of $55-$86 Million Dollars depending upon the caloric value of the material available.** HOSKINSON and CO-DEVELOPER will collaborate to assemble all the necessary commitments, agreements, and permits required for long-term construction to permanent financing including, but not limited to:

1. Structured financing with little or no capital contribution requirements from the applicable Federal, State or participating municipalities.

2. Building and then operating the WtE Facillty during the term of the Financing using the expertise, services, technical, design, and delivery strength of HOSKINSON and its team.

3. Creating both construction jobs and long-term job opportunities within the local communities.

4. Receiving of a minimum acceptable level of MSW and RMW continuously by the participating municipalities and/or other sources for a term not less than 20 years to the WtE Facility.

5. Recovering recyclable material from the MSW stream. None from RMW.

6. Utilizing the balance of MSW and/or RMW for the production of renewable electrical energy.

7. Selling the renewable energy produced by the Project per a long-term Power Purchase Agreement ("PPA") by a credit-worthy off-taker to cover all structured financing costs, operating costs, lease payments, profits, etc.

8. Collectively, this high level scope is known as the "Project".

D. <u>Overview</u>

There are several distinct phases and milestones that lead to the successful financing, construction, and then long-term operation of a WtE Facility. They are:

1. Early Pre-Development Phase - The goal of this phase is to craft a project that is economically viable that can achieve a Contingent Letter of Financing ("CLF") as a result of and securing the Basic Entitlements: Site, Long-term Waste Supply Agreement, and Long-term Power Purchase Agreement. See Attachment A for detail of the Pre-Development activity.
Budget of 2% of the CAPEX of the project to execute on steps 1-3.
--- 2 to 6 months typically to complete ---

2. Review and acceptance of the basic entitlements by Finance, Legal, and Engineering.

3. Review and acceptance of the financial model by the Co-Development Partners based on site-specific inputs.

4. Late Stage Pre-Development Phase - Apply and obtain permits, land use, zoning, municipal entitlements & approvals; complete the preliminary engineering, grid interconnection planning, and satisfaction of all Financing Contingencies.
Budget of 6% of the CAPEX of the project to execute on step 4.
--- 4 to 6 months typically to complete ---

5. Final review and acceptance of the pre-construction financial model by the Co-Development Partners based on site-specific inputs and hard bids.

6. Final Legal review

7. Financial Closing

8. Engineering, Procurement, Construction of the Facility.
   --- 6 to 20 months typically to complete (depending on Scope and Capacity ---

9. Facility Shakedown and Testing

10. Full Operations
    --- 1 to 2 months typically to complete ---

NOW, THEREFORE, in consideration of the foregoing, the Parties have agreed to set forth the following mutual understandings regarding the pursuit of the Project:

1. General

1.1. HOSKINSON and CO-DEVELOPER agree to Co-Develop these Projects. HOSKINSON and CO-DEVELOPER will form a Single Purpose Entity (SPE) to own and operate each Project. The SPE shall be formed at the appropriate time and when in HOSKINSON's subjective view the project has transitioned from "idea worth pursuing" to "highly confident" that all the right ingredients are in place to make a successful Project. Until that point in time this agreement shall govern the acts, roles and responsibilities of the parties.

1.2. CO-DEVELOPER is responsible for recommending a potentially acceptable site and securing the political framework within which a guaranteed waste stream to the project and an acceptable Power Purchase Agreement(s) will be achievable.

1.3. The development pace of the project is based on achieving certain milestones, terms, and conditions in a prescribed order. Early Pre-Development Phase must be completed to proceed with Late-Stage Pre-Development Phase. CO-DEVELOPER and HOSKINSON shall be responsible for managing these milestones and achieving acceptable Equity / Debt commitments to construct and permanently finance each Project.

2. General Responsibilities of the Parties

2.1. The Special Purpose Entity (SPE), which will be formed to develop and operate each Project, will operate and function using key officials from CO-DEVELOPER and HOSKINSON together representing the Developer's interest with National and Local governmental officials, providers, and consultants. The SPE will operate under an operating agreement that reflects terms and conditions for conducting the business affairs of the entity as mutually agreed upon by the parties.

2.2. HOSKINSON will be the WtE technology supplier and will be the Program Manager (PM) and Paymaster. The PM will be responsible for receipt of all funds, maintaining of the bank account, determining the budget, paying all obligations and pre-approved expenses from such funds, and for accomplishing phases and milestones that lead to the successful financing, construction, and then long-term operation of a WtE Facility as described in ADDENDUM C. HOSKINSON in its capacity as the PM will also be accountable to CO-DEVELOPER and provide CO-DEVELOPER with periodic, conventional project status and progress reports, project financial reports that present an actual-to-budget comparison format, and other information as deemed necessary in order for CO-DEVELOPER to be sufficiently informed about all areas of the project. The PM will consult with CO-DEVELOPER concerning all Project procurement and contracting matters in order to maximize fulfillment of a social objective of "creating both construction jobs and long-term job opportunities within the local communities".

2.3. The cost of project development shall be the CAPEX charged to the project for applicable governmental fees, services, property, machinery and equipment. HOSKINSON will seek input and suggestions during all phases of the project from CO-DEVELOPER so that the expertise and knowledge of CO-DEVELOPER will be available to HOSKINSON throughout each Project.

2.4. CO-DEVELOPER and HOSKINSON will coordinate and secure the preliminary information and agreements as required to prepare the Project financing viability package required to issue the Preliminary Pre-Development Equity and Debt Financing Commitment. Actual tactical plans will indicate specific roles for each.

2.5. HOSKINSON and CO-DEVELOPER will be responsible for obtaining all necessary permits, waste supply agreements, power purchase agreements, land leases, etc. to the extent obtainable during the Pre-Development Phases. Actual tactical plans will indicate specific roles for each.

2.6. **HOSKINSON envisions signing an agreement with Gujarat-based major multinational power equipment manufacturer to produce the equipment used in its WtE Facilities that will satisfactorily meet its specifications, and which will be utilizing Hoskinson's proprietary technology. HOSKINSON along with the CO-DEVELOPER will bring the Foreign Direct Investment for its Waste-to-Energy projects with the goal of the project funding to fit within the "Make in India" scheme as initiated by Prime Minister Modi in September 2014 as part of a wider set of nation-building initiatives. The manufacturing arrangement will also enable Hoskinson to export the equipment outside India.**

3. **Equity Investment**

3.1. **CO-DEVELOPER is solely responsible for procuring the Early Stage Pre-development capital required to build EACH project either through CO-DEVELOPER's own resources or resources from outside investors.** Early Stage Pre-Development Phase Funding in the amount of not less than two percent (2%) of the estimated CAPEX ($1,202,500) of the first Project and shall be used by HOSKINSON to complete the tasks described for this Phase of the Project in Exhibit A. **Early Stage Pre-Development funds are due and payable October 30, 2016.** The goal of the Early Stage Pre-Development Phase is early detection of any and all development issues and then to expeditiously secure Contingent Letters of Financing. When received, this triggers the Late-Stage Pre-Development Phase.

3.2. CO-DEVELOPER is solely responsible **for procuring the Late Stage Pre-development capital required to build the first project either through CO-DEVELOPER's own resources or resources from outside investors. Late Stage Pre-development Phase Funding** in the amount of six percent (6%) of the estimated CAPEX ($3,607,500) of the Project shall be used by Hoskinson to complete all the tasks described for this Phase of the Project in Exhibit A. Should CO-DEVELOPER not be able to provide these funds, HOSKINSON reserves the right to provide this equity through its sources. Further, CO-DEVELOPER shall have the option to provide either through CO-DEVELOPER's own resources or resources from outside investors the Mezzanine capital required for the final financing of the Projects. **Late Stage Pre-Development funds are due and payable within ten (10) days of receipt of the Contingent Letters of Financing.**

3.3. HOSKINSON and CO-DEVELOPER shall collaborate on the long-term debt and equity structure required to build these projects.

4. Other Expenses

4.1. Upon closing and funding of the Pre-Development Equity capitalization event outlined above the SPE will be responsible to reimburse HOSKINSON for pre-development expenditures to date and shall have the responsibility of funding the balance of project expenses as projected by HOSKINSON.

5. Financing and Profit Sharing

5.1. Profits will be shared by and between CO-DEVELOPER and HOSKINSON as described in Exhibit B.

6. **Confidentiality and Non-Circumvention Obligations**

6.1. Confidentiality. The terms and conditions of this Agreement shall be considered Confidential and only being disclosed to third parties on a need to know basis.

6.2. The parties acknowledge that in addition to the rights set forth herein, the parties have all rights as set forth in the Mutual Non-Circumvention, Non-Disclosure, and Confidentiality Agreement previously executed and made a part hereof by reference which such Agreement shall take precedence over this Co-Developer Agreement.

7. Conditions

7.1. The Parties understand that all activities to secure, without limitation, agreements, permits, approvals, and funding is on a "best efforts" basis and may not be successful.

7.2. Co-Development activities will commence upon the effective date hereof.

7.3. Intentionally deleted.

7.4. It is anticipated that additional projects may be added as Co-Development initiatives between the Parties. The Parties recognize and agree that each specific project may have different ownership and financing structures.

7.5. The Parties agree herein that a material breach of their respective obligations under this agreement shall be formally noticed with a twenty (20) day cure period. Should the default not be cured within the 20-day period, this Co-Development Agreement shall be resolved in accordance with section 8 of this Agreement.

8. Dispute Resolution

8.1. In the event of any dispute between or among parties to this Agreement, each of the parties shall proceed diligently with performance of its obligations under this Agreement pending final resolution of any request for relief, claim, appeal or action arising under or relating to the Agreement.

8.2. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. They shall consult and negotiate with each other in good faith and, recognizing their mutual interests, and attempt to reach an equitable settlement satisfactory to both parties. If the dispute cannot be settled through negotiation, the parties agree to an attempt to settle the dispute in mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If the parties do not reach a dispute settlement within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. Unless the parties otherwise agree, the arbitration will be held in Jacksonville, Florida.

8.3. Once a demand for arbitration is made, the parties shall appoint one mutually acceptable arbitrator, who shall be the sole arbitrator. If the parties are unable to designate one, mutually acceptable arbitrator within thirty (30) days after the demand for arbitration, then both parties shall designate one arbitrator and the two arbitrators shall choose a third arbitrator who will be the president of the arbitration panel. The parties will proceed with the arbitration expeditiously and a decision shall be rendered if at all possible within one hundred twenty (120) days from the initial demand for arbitration.

8.4. The award of the arbitrator(s) shall be final and binding on all parties, and may be enforced in any court having jurisdiction over the party against which enforcement is sought. Each party shall bear its own expenses, including but not limited to counsel fees, except that all other fees and expenses of the arbitration shall be apportioned in the award of the arbitrator based on the respective merit of the positions of the parties.

9. Miscellaneous

9.1. This Co-Development Agreement shall be governed by and construed in accordance with the laws of the State of Florida in the United States.

9.2. This Co-Development Agreement contains the final expression of the understandings and commitments of the Parties with respect to the subject matter hereof, and all prior discussions, negotiations and writings regarding such subject shall be deemed terminated and merged herein. No revocation, amendment, modification, supplement or waiver of any provisions of this Co-Development Agreement shall be effective unless in writing and signed by the Parties.

9.3. This Co-Development Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or electronic mail, which when taken together shall be fully effective as if each Party had signed one and the same original document.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Letter of Intent for the purposes set forth herein as of the date first written above.

The HOSKINSON Group LLC
A Florida Limited Liability Company

By:______________________
Name: Jay Culberth
Title: President

Date: ______________________

Alcoa Green Technologies, Inc.
A California Corporation

By: [signature]
Name: Sam Chopra
Title: CEO

Date: 10/18/2016

Alcoa Green Tech India Pvt Ltd
A company established under Indian Company Act, 2013

By: [signature]
Name: Arvind Patil
Title: Managing Director

Date: 18/10/16

EXHIBIT "A"

Early Pre-Development Phase Use of Funds (2% of Total Project CAPEX)

The goal of the project's Early Pre-Development Phase Use of Funds: To de-risk the project and obtain Contingent Letters of Construction Financing or secure funding commitment from the Government to the extent required.

- Mobilization - Allocate Hoskinson resources dedicated to the project.
- With the Developer, design the proper strategy to secure the Basic Entitlements of Site Control, Waste Supply, and Power Off taker agreements.
- Prepare a submission to local authorities to obtain positive views of the development
- Prepare briefs for and participate in initial discussions with government and private stakeholders involved in securing the basic entitlements including:
    - Local authorities
    - Environment Agency
    - Waste Suppliers
    - National electrical off take companies
    - Large local power users
    - Electrical brokers/intermediates
- Prepare site specific data for Environmental and Energy regulation review
- Negotiation and engagement of Pre-Development engineering and EPC services
- Legal services engaged.
- Constructing Letters of Intent for the project's:
    - waste suppliers
    - power off take companies.
    - large local electricity and heat users
    - electrical interconnection point alternatives
- Develop Initial Process Design for the site
- Develop Mass and Energy balance estimates based on waste composition studies.
- Develop Process Flow Diagrams for Gasifiers & Boiler, Steam & Boiler feed water, waste stream & recycling.
- Develop other specifications and estimates to begin securing preliminary conditional approvals that support the project
- Develop **Technical Specification Document** (Detail Below)
- Engage primary suppliers / partners for preliminary engineering data.
- Develop Site Civil Design Specifications.
- Develop Operations Building Specifications.
- Complete Date and Information Sheets.
- Engage legal services to create the Special Purpose Entity (Joint Venture) and all associated activities as may be required.
- Signed conditional contracts for Waste, Land, Power off take.
- Complete all contingencies to proceed to Late Stage Pre-Development.

<u>Technical Specification Document</u> for the WtE Facility will include the following to the extent required:

1. Document Purpose
2. Project Overview
    1. Contractor's General Scope of Supply
    2. General Facility Scope

1. MSW Handling/Gasification/Turbine/Generator/Pollution Control
2. Electrical, Instrumentation and Control Systems
3. Water Systems, Supply & Treatment
4. Auxiliaries
5. Facilities
6. Construction – Other
7. Documentation

3. Site Information
   1. Location and Site Description
   2. Site Access
   3. Elevation
   4. Meteorological Data
   5. Seismic Data
4. Process Design Basis and Criteria
   1. Material Recovery System
   2. Gasification System
   3. Air Pollution Control System Activated Carbon and Hydrated Lime Injection Baghouse Filter
   4. Catalytic converter (part of air clean up system)
   5. I.D. Fan, Gas/Gas Heat Exchanger and Boiler Feed Water (BFW) Gas Re-Heater Exchanger
   6. Turbine Generator System
   7. Water Treatment System
5. Design and Performance Requirements
   1. General
   2. Codes, Standards, and Specifications
   3. Operational Requirements
6. Scope of Work
   1. Project scope
   2. Services provided by Partners pertinent to construction
   3. Civil and Structural Work
      1. Buildings
      2. Site Roads, Traffic
      3. Plant Lighting
      4. Electrical and Instrumentation and Control ("I&C") Systems
   4. Mechanical Work
      1. Steam Turbine Generator Set
      2. Water Supply, Treatment, and Storage
      3. Drainage and Waste Water Treatment System
      4. Fire Alarm and Detection, Fire Protection, Fire Fighting Systems
      5. Balance of Mechanical Equipment
      6. Exports/Effluents
      7. Piping Systems
      8. Insulation
   5. Electrical Systems
      1. Connection from Generator to 69 kV (or other) Substation
      2. Substation specifications / build out if necessary
      3. Sequence Event Recorder (SER)
      4. Plant's Auxiliary Supplies
      5. Standby Diesel Generator(s)
      6. Black-start Facilities
   6. Instrumentation & Control and Communication Systems
      1. General
      2. Field Device Power Supply
      3. Control Valves

4. Pressure Reducing Valves
        5. Solenoid Valves
        6. Field Transmitters
        7. Field Gauges
        8. Distributed Control System (DCS)
        9. Interlocks
        10. Turbine Generator Distributed Control System
        11. Waste Material Handling Control System
        12. Telecommunications
        13. Video Surveillance
        14. Documentation
        15. Commissioning and Startup
        16. Metering
        17. Scope for Connecting with the local utility company and local companies we are proposing to which the power will be supplied.
        18. Revenue Metering Equipment
        19. Interconnection into Substation
    7. Contractor Temporary Requirements
        1. Temporary Site Installations
        2. Fire Fighting Network
        3. Temporary sanitary and drainage
        4. Temporary electrical services
        5. Care and custody
    8. Network Connection Conditions
        1. Connection Conditions
        2. Plant Performance Requirements
    9. Environmental Impact Requirements
        1. Permissible Air Emissions
        2. Environmental Standards
7. Inspection and Testing
8. Interfaces
9. Category 1 Interface
    1. Telephone (Hot Line Telephone)
    2. Telephone (Voice Communication)
10. Access to Project Site

Late Stage Pre-Development Phase Use of Funds (6% of total Project CAPEX) to the extent required

1. Apply for and obtain all the balance of State and Local permits such as Air Quality permits, land use, zoning, municipal entitlements and approvals required for Financing.
2. Finalize the balance of the Project Plan contingent on the Technical Specifications Document.
3. Develop P&IDs
4. Develop Civil Design Package RFQs
5. Develop Building Package RFQs
6. Develop Material Handling System Package RFQs
7. Develop Gasifier, Steam, Power Generation, APC, and other subsystems Package RFQs.
8. Evaluate Civil Design Package bids
9. Evaluate Building Design Package bids
10. Evaluate Material Handling System Design Package bids
11. Evaluate Gasifier, Steam, Power Generation, APC, and other subsystems Package bids.
12. Finalize CAPEX for the Facility.
13. Finalize the balance of all Financing Contingencies.

EXHIBIT "B"

1. A Single Purpose Entity (SPE) will be formed for each individual Project. It is expected that the Project will have the capitalization as described in Exhibit "C"):

1.1. Senior Debt anticipated at 70% or $42,087,500 USD. It is anticipated that this will be structured as fully amortizing debt and have a cost of capital of 6%.

1.2. Preferred Equity or Mezzanine Equity at 22% or $13,227,500 USD. It is anticipated that this will be structured as fully amortizing debt and have a cost of capital of 11.5%. It may also be structured as promotable preferred equity requiring a more rapid pay down of principal from cash flows in the early years until a target return is achieved and the cash flow distributions "tip" to the benefit of the SPE Members. Exhibit C illustrates an investor in this role that will require 80% of the excess cash flow until they have received all of their invested capital back plus a 15% IRR look back at which point the cash flow tips from 80/20 to 50/50. It is anticipated that the Early Stage and Late Stage Pre-development investors will receive pari passu distributions.

1.3. Early Stage Pre-Development Phase Funding is allocated 25% of the SPE. If the CO-DEVELOPER is contributing its own capital the 25% position is theirs exclusively. Should CO-DEVELOPER need to obtain these funds from outside investors, HOSKINSON will closely collaborate with CO-DEVELOPER on financial structures to maximize the participation and long-term profit opportunities for the CO-DEVELOPER and/or such outside investor. In any event, such 25% of the SPE is only available to CO-DEVELOPER and/or such outside investor should they or either of them provides such Early Stage Pre-Development Phase Funding.

1.4. Late Stage Pre-Development Phase Funding is allocated 25% of the SPE. If the CO-DEVELOPER is contributing its own capital the 25% position is theirs exclusively. Should CO-DEVELOPER need to obtain these funds from outside investors, HOSKINSON will closely collaborate with CO-DEVELOPER on financial structures to maximize the participation and long-term profit opportunities for the CO-DEVELOPER. and/or such outside investor. In any event, such 25% of the SPE is only available to CO-DEVELOPER and/or such outside investor should they or either of them provides such Early Stage Pre-Development Phase Funding.

1.5. In consideration of their track record, technology and experience in the industry 50% of the SPE will be reserved for HOSKINSON.

2. The distributable revenues, profits, and carried interest in the Project from the Operations of the Facility shall be distributed as follows after appropriate operational capital reserves have been satisfied:

2.1. A first preference shall be provided to the SENIOR DEBT provider explained in 1.01 above.

2.2. A second preference shall be provided to the Preferred Equity / Mezzanine investor explained in 1.02 above.

2.3. The balance shall be split by the members of the SPE as follows:

2.3.1. 25% to Early Stage Investors

2.3.2. 25% to Late Stage Investors

2.3.3. 50% to The Hoskinson Group

EXHIBIT "C"

Initial Project Pro forma and metrics are provided for illustrative purposes only and are subject to modification.